Exhibit 6.4

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT, dated as of May 5, 2023 (“Agreement”), is between and among FUTURE OF HOUSING FUND, INC., a real estate investment trust organized under the laws of the State of Maryland (the “Company”) and ELEVATE MONEY, INC. (the “Advisor”).

RECITALS

WHEREAS, the Company intends to qualify as a REIT (as defined below), and intends to invest its funds in investments permitted by the terms of the Offering Circular, the Articles of Incorporation and the Bylaws of the Company and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Company desires to avail itself of the experience, knowledge, sources of information, advice, assistance and contacts available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors of the Company all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.            Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Advisor. Elevate Money, Inc., a Delaware corporation, any successor Advisor to the Company, or any Person or entity to which Elevate Money, Inc., or any successor advisor subcontracts substantially all of its functions in respect of the Company.

Affiliate or Affiliated (or any derivation thereof). An affiliate of another Person, which is defined as: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Articles of Incorporation. The Articles of Incorporation of the Company as filed with the Secretary of State of Maryland, as amended and/or restated from time to time.

Assets. The Company’s investments in Properties or Boxabl Units, plus cash and cash equivalents.

Bankruptcy. Any of the following:

(a)       a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the party and such decree or order remains in force, undischarged or unstayed for a period of thirty (30) days;

(b)       the party consents to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, a marshaling of assets and liabilities or similar proceedings of or relating to the party or relating to all or substantially all of the party’s property; or

(c)       the party admits in writing its inability to pay its debts as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Board of Directors or Board. The Board of Directors of the Company.

Boxabl Units shall have the meaning ascribed to it in the Cooperation Agreement.

Bylaws. The bylaws of the Company, as the same are in effect and may be amended from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, willful misconduct or willful or material breach of this Agreement.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Common Stock. The Company’s Common Stock, par value $.001 per share,

Company. Future of Housing Fund, Inc., a real estate investment trust organized under the laws of the State of Maryland.

Cooperation Agreement. The Cooperation Agreement by and between Advisor and Boxabl, Inc., dated February 22, 2023, as assigned to the Company and as amended from time to time.

Director. A member of the Board of Directors of the Company.

Distributions. Any distribution of money or other property by the Company to owners of Securities, including distributions that may constitute a return of capital for federal income tax purposes.

Independent Director. A Director who is not and within the last two years has not been directly or indirectly associated with the Company or, Advisor or the Real Estate Services Provider by virtue of (i) ownership of 5% or more of the equity interests of the Company Advisor, the Real Estate Services Provider or any of their Affiliates, (ii) employment by the Company, the Advisor, the Real Estate Services Provider or any of their Affiliates, (iii) service as an officer or director of the Company, Advisor, the Real Estate Services Provider or any of their Affiliates, (iv) performance of services, other than as a Director, for the Company, the Advisor or the Real Estate Services Provider or any of their Affiliates, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor or the Real Estate Services Provider, or (vi) maintenance of a material business or professional relationship with the Company, Advisor, the Real Estate Services Provider or any of their Affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from the Company, the Advisor, the Real Estate Services Provider or any of their Affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law, or brothers- or sisters-in-law are or have been associated with the Company, the Advisor, the Real Estate Services Provider or any of their Affiliates, the Advisor, any of their Affiliates, or the Company.

Joint Ventures. The joint venture, limited partnership or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties.

Offering. The offering of the Common Stock, under the Offering Circular.

Offering Circular. The disclosure document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Organizational and Offering Expenses. Any and all costs and expenses incurred by the Company, the Advisor or any of their Affiliates in connection with the formation, qualification and/or registration of the Company and the marketing and distribution of the Common Stock, including, without limitation, the following: legal, and accounting fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses; except for any fees associated with the Company’s broker of record, escrow agent, or online platform service provider. All such Organizational and Offering Expenses shall be paid for by the Advisor subject to the reimbursement provided by Section 10(a)(i) (Expenses) below, and such expenses shall include advertising and any other expenses or costs incurred for marketing efforts such as on-line or in-person “open houses” and other Offering-related activities.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof.

Property or Properties. Interests in (i) the real properties, including the Boxabl Units, buildings and equipment located thereon: or (ii) the real properties only; or (iii) the buildings or Boxabl Units only, including equipment located therein; any of which are acquired by the Company, either directly or indirectly through Joint Ventures, or other partnerships, or other legal entities.

Real Estate Services Provider. Lalutosh Real Estate, LLC, any successor real estate services provider to the Company, or any person or entity to which Lalutosh Real Estate, LLC, or any successor real estate services provider subcontracts substantially all of its functions in respect of the Company.

REIT. A “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

REIT Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties pursuant to this Agreement.

Securities. Any class of shares of common stock or preferred stock, as such terms are defined in the Company’s Articles of Incorporation, any other Company stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Stockholders. The registered holders of the Company’s Securities.

Termination Date. The date of termination of this Agreement whether pursuant to (i) the non-renewal of this Agreement under Section 15 (Term; Termination of Agreement) below or (ii) written notice of termination under Section 16 (Termination by Either Party) below.

Total Investment Value. For any given period, the total of the aggregate book value of all of the Company’s assets invested, directly or indirectly, in Properties before reserves for depreciation, bad debts or similar non-cash items.

2.           Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.          Duties of the Advisor. Subject to Sections 4 (Authority of Advisor) and 7 (Limitations on Activities) of this Agreement, the Advisor undertakes to manage the day-to-day operations of the Company, including but not limited to ensuring that the Company complies with the terms of the Cooperation Agreement. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Offering Circular, the Articles of Incorporation and the Bylaws of the Company, the Advisor shall, either directly or by engaging an Affiliate:

(a)               structure the terms and conditions of the Company’s investments, sales and co-ownerships;

(b)               acquire real estate investments on behalf of the Company in compliance with its investment objectives and policies;

(c)               perform all acts necessary or appropriate for the development and marketing of communities of Boxabl Units in accordance with the terms of the Cooperation Agreement;

(d)               perform all other acts as may be necessary for the Company to comply with the Cooperation Agreement;

(e)               assess and determine when to exercise the Company’s rights to purchase Boxabl Units;

(f)                enter into leases and service contracts for the Properties;

(g)               review and analyze the Company’s operating and capital budgets;

(h)               assist the Company in obtaining insurance;

(i)                generate an annual budget for the Company;

(j)                perform investor-relations services;

(k)               maintain the Company’s accounting and other records and assist in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;

(l)                engage and supervise the performance of the Company’s agents, including registrar and transfer agents;

(m)              perform administrative and operational duties reasonably requested by the Company;

(n)               perform any other services reasonably requested by the Company; and

(o)              do all things necessary to assure its ability to render the services described in this Agreement.

4.            Authority of Advisor.

(a)               Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 (Authority of Advisor) and in Section 7(Limitations on Activities)), and subject to the continuing and exclusive authority of the Board of Directors and Company officers over the management of the Company, the Company hereby authorizes the Advisor to engage in the activities described in Section 3 (Duties of Advisor) on behalf of the Company.

(b)               Notwithstanding the foregoing, any investment in Properties, including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Board of Directors (including a majority of the Independent Directors), provided, that a majority of the Board of Directors, including a majority of any Independent Directors, may establish de minimis acquisition standards not requiring approval of the Board of Directors for transactions other than transactions with a Director, officer of the Company, the Advisor or their Affiliates.

(c)               If a transaction requires approval by the Board of Directors, the Advisor will deliver to the Board of Directors all documents required by them to properly evaluate the proposed investment in the Property.

(d)               The prior approval of a majority of the Board of Directors (including a majority of any Independent Directors) not otherwise interested in the transaction will be required for each transaction with the Advisor or any of its Affiliates.

(e)               The Company may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4 (Authority of Advisor).

5.            Bank Accounts. The Advisor may establish and maintain one or more bank accounts in the name of the Company and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Company may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Company and to the auditors of the Company.

6.            Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Company and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

7.            Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in the Company’s sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, (c) subject the Advisor to regulation under the Investment Advisers Act of 1940, or (d) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be requested by the Company, in which case the Advisor shall notify promptly the Company and the Independent Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Company, and may require written evidence from the Company of approval by a majority of the Independent Directors prior to taking such action. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Company so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and stockholders, and stockholders, directors and officers of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its Directors, officers or employees, or stockholders, Directors or officers of the Advisor’s Affiliates except as provided in Sections 20 (Indemnification by the Company) and 21 (Indemnification by Advisor) of this Agreement.

8.           Cooperation Agreement. As a condition to the Company’s engagement of the Advisory pursuant to this Agreement, Advisor shall assign the Cooperation Agreement to the Company, pursuant to an assignment substantially in the form attached hereto as Exhibit A.

9.            Fees and Limitation on Loans from Affiliates.

(a)           REIT Management Fee. The Company shall pay to the Advisor as compensation for the advisory services rendered to the Company under Section 3 (Duties of Advisor) above, a monthly fee (the “REIT Management Fee”) in an amount equal to 0.041667% of the Company’s Total Investment Value, as of the end of the preceding month. The REIT Management Fee shall be payable monthly on the last day of such month, or the first business day following the last day of such month. The REIT Management Fee may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the REIT Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

(b)           Loans from Affiliates. The Company may not borrow money from the Advisor or any Affiliate of the Advisor, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to the Company than loans between unaffiliated parties under the same circumstances.

10.          Expenses.

(a)           In addition to the compensation paid to the Advisor pursuant to Section 9 (Fees and Limitation on Loans from Affiliates) hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i)               the Company’s Organizational and Offering Expenses, except that after the termination of the Offering, the Advisor will reimburse the Company to the extent that such Organizational and Offering Expenses reimbursed to the Advisor prior to the termination of the Offering exceed 3.0% of the gross proceeds raised from the Offering;

(ii)              the actual cost of goods and materials used by the Company and obtained from entities not Affiliated with the Advisor;

(iii)             interest and other costs for borrowed money, including discounts, points and other similar fees;

(iv)             taxes and assessments on income or Property and taxes as an expense of doing business;

(v)              costs associated with insurance required or deemed necessary by the Company in connection with the business of the Company;

(vi)             expenses in connection with meetings of the Directors and Stockholders;

(vii)            expenses associated with listing or with the issuance and distribution of shares of Common Stock, such as advertising expenses, taxes, legal and accounting fees, and listing and registration fees;

(viii)           expenses connected with payments of Distributions in cash or otherwise made or caused to be made by Company to the Stockholders;

(ix)              expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(x)               expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi)              expenses related to negotiating and servicing loans;

(xii)             administrative service expenses including personnel costs; and

(xiii)            audit, accounting and legal fees.

(b)          Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 10 shall be reimbursed no less often than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

11.          Limitation on Payments. Notwithstanding any other provision of this Agreement, the Advisor shall not be entitled to receive, and the Company shall not pay to the Advisor, any of its Affiliates or any third party, any amounts that would result in the Company violating its Articles of Incorporation. If the Advisor or any of its Affiliates receive any payments that would cause any provision of the Articles of Incorporation to be violated, and the receipt of such payment is not approved in the manner, if any, provided in the Articles of Incorporation that would result in such payment being permitted, then the Advisor or such Affiliate shall promptly, upon request by the Company reimburse the Company the amount by which the aggregate amount received by the Advisor or its Affiliates exceed the amounts permitted by the Articles of Incorporation.

12.         Other Services. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Company with the approval of a majority of the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.          Other Activities of the Advisor.

(a)           Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Company’s Independent Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall disclose to the Company’s Independent Directors knowledge of such condition or circumstance in accordance with Section 13(d) hereof. If the Advisor or its Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Advisor and the Company to adopt reasonably appropriate methods by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

(b)         The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company.

(c)           In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity which the Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to the Company when an opportunity is presented to the Board of Directors for its consideration.

(d)          The Advisor shall inform the full Board of Directors, including the Independent Directors, each quarter of the investments that have been purchased by other Advisor-sponsored programs so that the Board of Directors can evaluate whether the Company is receiving its fair share of opportunities.

14.          Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

15.          Term; Termination of Agreement. This Agreement shall continue in force for ten (10) years from the date of this Agreement, subject to an unlimited number of renewals upon mutual consent of the parties.

16.          Termination by Either Party. This Agreement may be terminated by the Company (1) for Cause (subject to a 30 day cure period), (2) upon the Bankruptcy of the Advisor, or (3) upon 60 days’ written notice if the Company no longer holds any Property. This Agreement may be terminated by the Advisor (1) upon 60 days’ written notice, (2) for Cause (subject to a 30 day cure period), or (3) upon the Bankruptcy of the Company.

17.          Assignment to an Affiliate. The Service Provider may not assign this Agreement except to an Affiliate or with the consent of the Company, which consent, not to be unreasonably withheld, must be approved by the Board of Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a Person which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

18.          Subcontracts with Affiliates. The Advisor may subcontract with an Affiliate for a portion of the services and duties to be performed under this Agreement without obtaining the approval of the Company to the extent such services or duties are primarily administrative in nature.

19.           Payments to and Duties of Advisor Upon Termination.

(a)           After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions.

(b)          The Advisor shall be entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the Termination Date.

(c)           The Advisor shall promptly upon termination:

(i)                pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)              deliver to the Company and the full Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company;

(iii)            deliver to the Company and the full Board of Directors all assets, including Properties, and documents of the Company then in the custody of the Advisor; and

(iv)            cooperate with the Company to provide an orderly transition of the advisory function.

20.          Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder in accordance with the terms hereof, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 20 for any activity for which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 21. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

21.          Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misconduct, or gross negligence.

22.          Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:

Future of Housing Fund, Inc.

4600 Campus Drive, #201

Newport Beach, CA 92660

Attn: David Perduk

To the Advisor:

Elevate Money, Inc.

4600 Campus Drive, #201

Newport Beach, CA 92660

Attn: Harold Hofer

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 22.

23.           Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

24.           Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

25.           Construction. The provisions of this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California applicable to contracts to be made and performed entirely in said state.

26.          Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

27.          Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

28.          Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

29.          Headings Not to Affect Interpretation. The headings of Sections and sub-Sections contained in this Agreement are for convenience only and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

30.          Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Future of Housing Fund, Inc.

By:	/s/ David Perduk
David Perduk
President

Elevate Money, Inc.

By:	/s/ Harold Hofer
Harold Hofer
Chief Executive Officer